Exhibit 99.1

Shurgard Storage Centers, Inc. Rejects Unsolicited Proposal

Seattle, WA. August 1, 2005 — Shurgard Storage Centers, Inc. (NYSE:SHU), a leading self-storage real estate investment trust (REIT) in the United States and Europe, confirmed today’s announcement by Public Storage, Inc. of an unsolicited proposal for the acquisition of Shurgard through a fully taxable all stock transaction for the exchange of 0.8 shares of Public Storage common stock for each outstanding share of Shurgard common stock. Shurgard said that its Board of Directors previously met on July 22, 2005 and, with the assistance of financial and legal advisors, conducted a thorough review of the proposal, originally made on July 8, 2005. The Board unanimously decided to reject the proposal. The Board of Directors determined that a combination of the companies on the terms proposed would not be in the best interests of Shurgard’s shareholders.

Charles Barbo, Chairman of the Board and Chief Executive Officer of Shurgard stated, “Our Board of Directors carefully evaluated this proposal and unanimously rejected it. We believe our current strategic plan provides superior, compelling long-term value to our shareholders, and the proposal by Public Storage is clearly an opportunistic attempt to deprive our shareholders from fully realizing that long-term value. Shurgard has the highest quality portfolio in the storage industry and is the leader in the developing European storage market. The success of our substantial European investments is increasingly evident, as same store occupancy rates in Europe increased from 75% at the end of the first quarter to 80% at June 30, 2005. We remain committed to driving shareholder value, and we’re confident that our current projected growth from Europe and other key markets combined with our continuing cost cutting initiatives will deliver significant and sustainable value to our shareholders. This proposal is good for Public Storage, but bad for Shurgard.”

About Shurgard Storage Centers, Inc.

Shurgard Storage Centers, Inc. is a real estate investment trust headquartered in Seattle, Washington. Shurgard specializes in all aspects of the self-storage industry and operates a network of over 630 operating storage centers located throughout the United States and in Europe.

Forward Looking Statements

This press release contains statements that are not based on historical fact and are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release concerning the beliefs, expectations, intentions, future events, future performance, business prospects and business strategy in the United States and Europe, including statements regarding projections for 2005 and beyond, are based on several assumptions. If any of these assumptions are not satisfied or prove to be incorrect, actual results could differ materially from those indicated in the forward-looking statements, depending on a variety of factors including, but not limited to, Shurgard’s ability to implement its business strategy, competition in the market, as well as other risk factors as described more fully in Shurgard’s Annual Report on Form 10-K for the year ended December 31, 2004, filed with the Securities and Exchange Commission on March 29, 2005, and its report on Form 10-Q for the quarter ended March 31, 2005, filed on May 10, 2005. The information presented in this release reflects Shurgard’s expectations as of the date of this release. Except as required by law, Shurgard undertakes no obligation to update or revise the information herein.